Exhibit 4.5

Amended Jan 2003





                                ebookers.com plc





                                      RULES
                                       OF
               THE ebookers.com EXECUTIVE SHARE OPTION SCHEME 1999






                        Directors' Adoption:                 21 October 1999
                        Expiry Date:                         20 October 2009

RULES OF THE ebookers.com EXECUTIVE SHARE OPTION SCHEME 1999

1        Meanings of Words Used

         In these Rules:

         "Business Day" means a day on which the Nasdaq National Market and the Neuer Markt are open for the transaction of business;

         "Company" means ebookers.com plc;

         "Control" has the meaning given to it by Section 840 of the Taxes Act;

         "Date of Grant" means the date on which the Directors resolve to grant an Option;

         "Directors" means the board of directors of the Company or a duly authorised committee of it;

         "Eligible Employee" means any executive director, employee or class of employees of a Participating Company;

         "Holding Company" means a company which is a holding company of the Company within the meaning given to it by section 736 of the Companies Act 1985;

         "Member of the Group" means:

     the Company; and

     its Subsidiaries from time to time; and

     its Holding Company from time to time;

         "Option" means a right to acquire Shares granted under the Scheme;

         "Optionholder" means a person holding an Option or his personal representatives;

         "Option Period" means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant or such shorter period as may be specified on the Date of Grant;

         "Option Price" means the amount payable for each Share on the exercise of an Option calculated as described in Rule 3;

         "Participating Companies" means:

               (i) the Company; and

     any Subsidiary, and any Holding Company which in both cases is designated by the Directors as a Participating Company;

         "Rules" means these rules as changed from time to time;

         "Scheme" means this scheme known as "The ebookers.com Executive Share
          Option Scheme 1999";

         "Shares" means fully paid ordinary shares in the capital of the Company;

         "Subsidiary" means a company which is a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985;

         "Taxes Act" means the Income and Corporation Taxes Act 1988.

2        Grant Of Options

2.1      Grant of Options:
         The Directors may grant to any Eligible Employee an Option to acquire such number of Shares as they may determine.

2.2      Time when options may be granted
         Options may be granted at any time before the tenth anniversary of the adoption of the Scheme by the Directors.

2.3      Conditions on exercise:
2.3.1 When granting an Option, the Directors may make its exercise conditional on the satisfaction of certain Conditions. The Conditions must be objective and specified at the Date of Grant.

2.3.2 The Directors may change or waive the Conditions in accordance with the terms of the Conditions or if events occur which cause the Directors reasonably to consider that:

     the changed Conditions would be a fairer measure of performance and would be no more difficult to satisfy than the existing Conditions: or the existing Conditions should be waived.

2.4      Option Certificates:
         Each Optionholder will receive an option certificate, executed as a deed, on or as soon as practicable after the Date of Grant. The Directors will set the form of the Option Certificate, but it must be consistent with these Rules.

2.5      No Payment:
         Optionholders are not required to pay for the grant of any Option.

2.6      Disclaimer of Option:
         Any Optionholder may disclaim all or part of his Option by notice in writing to the Secretary of the Company, within 30 days after the Date of Grant. If this happens the Option will be deemed never to have been granted under the Scheme. No consideration is payable for the disclaimer.

2.7      Disposal restrictions:
         Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person.

3        Option Price

3.1      Setting the Price:
         The Directors will set the Option Price and state it at the Date of Grant. If the Shares are to be subscribed, the Option Price will be not less than the nominal value of a Share.

4        Scheme Limit

4.1      14.5 per cent. 10 year limit:
         The number of Shares which may be allocated under the Scheme on any day will not exceed an amount equal to 14.5 per cent. of the ordinary share capital of the Company in issue on that day, when added to the total number of shares which have been allocated in the previous 10 years under the Scheme.

5        Variations In Share Capital

5.1      Adjustment of Options:
         It may happen that there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital. If this happens, the Directors may adjust the following in any way (including retrospective adjustments):

5.1.1    the number or nominal amount of Shares comprised in each Option; and

5.1.2    the Option Price.

5.2      Nominal Value:
         The Option Price of an Option to acquire Shares may be adjusted to a price for each Share less than its nominal value. The Option Price of an Option to subscribe for Shares may only be adjusted to a price for each Share less than its nominal value, only if the Directors resolve to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise, and the nominal value of such Shares on the date of allotment of the Shares.

5.3      Demergers
         Options may also be adjusted as described in Rule 5.1 if the Company makes an exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie including a demerger.

5.4      Notice:
         The Directors may notify Optionholders of any adjustment made under this Rule 5.

6        Exercise And Lapse - General Rules

6.1      Exercise:
         Except where exercise is allowed as described in Rule 7, an Option can only be exercised:

6.1.1    on or after the date as may be specified on the Date of Grant; and

6.1.2 so long as the Optionholder is a director or employee of a Member of the Group.

6.2      Lapse:
         An Option will lapse on the earliest of:

6.2.1 the date the Optionholder ceases to be a director or employee of a Member of the Group, unless any of the provisions in Rule 7 apply; or

6.2.2    the expiry of the Option Period, unless Rule 7.2 applies (death).

         For the purposes of Rule 6.2.1 above:

(i) a woman who leaves employment due to pregnancy will be regarded as having left employment on the date on which she indicates that she does not intend to return to work. If there is no such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Rights Act 1996 or other relevant national legislation or, if later, any other date specified in her terms of employment;

(ii) an Optionholder will not be treated as ceasing to be a director or employee of a Member of the Group if on that date he is employed by another Member of the Group.

7        Exercise And Lapse - Exceptions to the General Rules

7.1      Cessation of Employment:
7.1.1 If an Optionholder ceases to be a director or an employee of any Member of the Group for any of the reasons set out below, he may exercise his Options within 6 months of such cessation. The Directors may, however, extend this period at their discretion up to the normal date of lapse of the Option under Rule 6.2 above. The reasons are:

(i) ill-health, injury, disability or redundancy (within the meaning of the Employment Rights Act 1996) or other applicable legislation; or

(ii) retirement following the terms of an Optionholder's contract of employment;

(iii) early retirement by agreement with the Optionholder's employer;

(iv) the Optionholder's employing company ceasing to be under the Control of the Company;

(v) a transfer of the undertaking, or the part of the undertaking in which the Optionholder, works to a person who is neither under the Control of the Company nor a Member of the Group.

                 The Directors may allow an Optionholder who ceases to be a director or an employee of any Member of the Group for any other reason to exercise his options during a period specified by them. This period may, but need not, be the same as the period set out in this Rule 7.1.1.

7.1.2 If an Optionholder elects to resign his position as a director or employee of a Member of the Group all his Options will lapse on the date the Optionholder gives to his employing company notice of his resignation

7.1.3 If an Optionholder ceases to be a director or employee of any Member of the Group for reasons involving misconduct or poor performance all his Options will lapse on the date the directors notify the Optionholder of such cessation. The decision of the Directors on this matter will be conclusive.

7.1.4    To the extent that any Option exercisable under this Rule 7.1

          (ii) cannot be exercised after the end of the Option Period; or

          (iii) is not exercised within the period specified,

          it will lapse at the end of the relevant period.

7.2      Death:
         If an Optionholder dies, his Options may be exercised by his personal representatives within one year of his death. To the extent that any Option exercisable under this Rule 7.2 is not so exercised, it will lapse at the end of the one year period.

7.3      Takeovers:
         It may happen that, as a result of any offer made to the holders of Shares, the Directors become aware that the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror, any company controlled by the offeror and any person associated with or acting in concert with the offeror. If this happens, the Directors will notify every Optionholder of this within 14 days of becoming so aware.

         Each Optionholder will be entitled at any time during the Change of Control Period (see below) to exercise those Options, which have vested and to exercise 50% of those options which will vest within 2 years of the date of change of control. The Options will only lapse at the end of the Change of Control Period if the Directors give notice to the Optionholder before the end of the Change of Control Period specifying that the Options will lapse.

         "Change of Control Period" means whichever of the two periods set out below ends first:

         7.3.1  3 months starting on the later of:

                (i) the date of the Directors' notification under this Rule 7.3,
                    and

                (ii) the date on which the person making the offer obtains
                     Control of the Company.

         7.3.2 21 days starting on the date on which a notice has, or could have been given, under Sections 429(1) or (2) and 430A(3) of the Companies Act 1985 to or by any member of the Company.

The Directors will, as soon as possible, notify every Optionholder of the last date of the Change of Control Period.

7.4      Company Reconstructions:

         It may happen that under Section 425 of the Companies Act 1985 a court directs that a meeting of the holders of Shares be convened to consider a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies. If this happens:

         7.4.1 Optionholders may conditionally exercise their Options from the day on which the court orders a shareholders' meeting to 12 noon on the day before the day of that meeting. Any Option not exercised by the end of that period will become unexercisable and will lapse; and

         7.4.2 the Directors will try to arrange for the proposals relating to the holders of the Shares, to apply to each Optionholder who will have conditionally exercised his Options before 12 noon on the day before the day of the shareholders' meeting.

7.5      Demergers and other significant distributions:

         It may happen that the Directors become aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Directors, would affect the current or future value of any Option. If this happens, the Directors, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Options to be exercised. The Directors will specify the period of exercise of such Options and whether the Options will lapse at the end of the period. In exercising their discretion, the Directors may take into account considerations relating to the Company and other Members of the Group, and other employees and Optionholders.

         The Directors will notify any Optionholder who is affected by the Directors exercising their discretion under this Rule.

7.6      Winding-Up:

         7.6.1 It may happen that notice is duly given to Members of a resolution for the voluntary winding-up of the Company. If this happens, Options may be exercised until the start of the winding-up within the meaning of the Insolvency Act 1986 (but the exercise of any Option in these circumstances will be of no effect if the resolution is not passed). All Options will lapse on a winding-up of the Company unless exercised before the winding-up starts.

         7.6.2 It may happen the Company is wound-up by the court. If this happens, Options may be exercised within 2 months after the date of the winding-up order. However, the liquidator or the court (if appropriate) must authorise the issue of Shares after such exercise, and the Optionholder must apply for this authority and pay his application costs. Any Options not exercised during the 2 month period will lapse at the end of the period.

7.7      Overseas transfer:

         It may happen that an Optionholder is transferred to work in another country, still continues to hold an office or employment with a Member of the Group. and, as a result of that transfer, the Optionholder may either:

         7.7.1 suffer a tax disadvantage in relation to his Options (this being shown to the satisfaction of the Directors); or

         7.7.2 become subject to restrictions on his ability to exercise his Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred.

         If this happens, the Optionholder may exercise the Option during the period starting 3 months before and ending 3 months after the transfer takes place. If he does not exercise his Options, following this Rule, the usual exercise Rules will apply to them at the appropriate times.

7.8      Priority:

         If there is any conflict between any of the provisions of Rules 6 and 7, the provision which results in the shortest exercise period or the earliest lapse of the Option or both will prevail.

8        Exercise Of Options

8.1      Exercise:

         An Optionholder can exercise his Option validly only in the way described in, and subject to, this Rule 8.

8.2      Manner of Exercise:

         Options must be exercised by notice in writing delivered to the Secretary of the Company or other duly appointed agent. The notice of exercise of the Option must be completed, signed by the Optionholder or by his appointed agent, and must be accompanied by:

         8.2.1 a completed Broker's form; or the relevant option certificate; and correct payment in full of the Option Price for the number of Shares being acquired.

8.3      Option Exercise Date:

         8.3.1 Subject to Rule 8.3.2 the Option Exercise Date will be the date of receipt by the Secretary of the Company of the documents and payment referred to in Rule 8.2

         8.3.2 It may happen that any statute, regulation or code adopted by the Company prohibits the exercise of Options, or the Company Secretary reasonably believes it so prohibits. If this happens, the date of exercise will be either the date described in Rule 8.3, or, if later, the date when the Optionholder is permitted or the Company Secretary believes the Optionholder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.

8.4      Issue or Transfer:

         Subject to Rule 8.6 (consents):

         8.4.1 Shares to be issued following the exercise of an Option will be issued within 30 days of the Option Exercise Date.

         8.4.2 The Directors will procure the transfer of Shares to be transferred following the exercise of an Option within 30 days of the Option Exercise Date.

8.5      Rights:

         8.5.1 Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

         8.5.2 Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

8.6      Consents:

         All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

8.7      Articles of Association:

         Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force.

9        General

9.1      Notices:

         Any notice or other document which has to be given under or in connection with the Scheme may be delivered to an Optionholder or sent by post to him at his home address according to the records of his employing company or such other address which the Company considers appropriate. Any notice or other document which has to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place as the Directors may from time to time decide and notify to Optionholders). Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to an Optionholder who is working outside of the UK will be deemed to have been given on the seventh day after the date of posting.

9.2      Documents sent to Shareholders:

         The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares, at the same time as issuing them to the holders of its Shares.

9.3      Availability of Shares:

         The Company will keep available for allotment sufficient unissued Shares for all Options under which Shares may be subscribed or will procure that sufficient Shares are available for transfer for all Options under which Shares may be acquired.

9.4      Directors' Decisions final and binding:

         The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Scheme will be final and conclusive.

9.5      Costs:

         The Company will pay the costs of introducing and administering the Scheme.

9.6      Regulations:

         The Directors have the power from time to time to make or vary regulations for the administration and operation of the Scheme but these must be consistent with the Rules.

9.7      Terms of Employment:

         Nothing in this Scheme will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participating in this Scheme.

         Any person who ceases to be an employee of any Member of the Group because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Scheme or the provisions of any tax laws. If necessary that person's terms of employment will be varied accordingly.

9.8      Replacement Option certificates:

         If any option certificate is worn out, defaced or lost, the Directors may replace it on such conditions as they wish to set. If an Option is exercised in part, and the balance remains exercisable, the Directors may provide the Optionholder with a balance certificate.

9.9      Employee Trust:

         The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

9.10     Withholding:

         The Company, any employing company or the trustees of any employee benefit trust may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to the Optionholder pursuant to this Scheme including, where it is lawful, any liability of any employing company for National Insurance Contributions arising as a result of exercise of an option. These arrangements may include the sale of any Shares on behalf of an Optionholder, unless the Optionholder discharges the liability himself.

10       Changing the Scheme and Termination

10.1     Directors' powers:

         The Directors may change the Scheme and the terms of Options as they think fit PROVIDED THAT no changes may be made to the Scheme after the Inland Revenue Approved Schedule to the Scheme has been approved under Parts I, II and IV of Schedule 9 to the Taxes Act which would affect the Schedule or any Options granted under it without obtaining the prior consent of the Inland Revenue.

10.2     Overseas Employees:

         Notwithstanding any other provision of the Scheme, the Directors may amend or add to the provisions of the Scheme and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.

10.3     Notice:

         As soon as possible after making any change, the Directors will give written notice to any Optionholder affected by the change.

10.4     Termination of the Scheme:

         The Directors may terminate the Scheme at any time. If this is not done, the Scheme will terminate on 20 October 2009 but Options granted before such termination will continue to be valid and exercisable as described in these Rules.

11       Governing Law:

         English law governs the Scheme and all Options and their construction.

                 ebookers.com Executive Share Option Scheme 1999

                        Inland Revenue Approved Schedule

The Rules of the ebookers.com Executive Share Option Scheme 1999 (the "Main Scheme") shall apply to Options granted under this Schedule, subject to the following alterations:

1    Definitions

     The following definitions replace the definitions given for the same terms in the Main Scheme.

     "Eligible Employee" means any person who either is an employee of a Participating Company, or is a director of a Participating Company who is required, under the terms of his of office or employment with a Participating Company, to devote not less than 25 hours a week excluding meal breaks and, in either case, is not excluded from participation in the Scheme because of paragraph 8 of Schedule 9 to the Taxes Act (material interest provisions);

     "Participating Companies" means

  the Company; and

  any Subsidiary, and any other company which is permitted by the Inland Revenue to participate in the Scheme, and which in both cases is designated by the Directors as a Participating Company;

     "Shares" means fully paid ordinary shares in the capital of the Company, which comply with the requirements of paragraphs 10 to 14 (inclusive) of
     Schedule 9 to the Taxes Act;

     "Subsidiary" means a company which is :

   a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985; and

   under the Control of the Company

2    Grant of Options

     This paragraph 2 applies in addition to the Main Scheme.

     In respect of the first operation of the Scheme no Options shall be granted under this Schedule until it has been approved by the Inland Revenue.

3    Option Price

3.1  Setting the Price

     This sub-paragraph 3.1 replaces Rule 3.1 of the Main Scheme.

     The Directors will set the Option Price and state it at the Date of Grant. The Option Price will be:

     3.1.1 not less than the Market Value of a Share on the Date of Grant or such other date as may be agreed in advance with the Inland Revenue; and

     3.1.2 if the Shares are to be subscribed, not less than the nominal value of a Share.

3.2  Market value

     This sub-paragraph 3.2 applies in addition to the Main Scheme.

     "Market Value" on any particular day means:

     3.2.1 where Shares of the same class are not quoted on the London Stock Exchange or the New York Stock Exchange, the market value of a share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue; and

     3.2.2 where Shares of the same class are so listed, the average of the middle market quotations derived from the daily list on the three immediately preceding Business Days.

4    Revenue approval

     This paragraph 4 applies in addition to the Main Scheme.

     For the purposes of this Schedule and Options granted under this Schedule, no change to the Scheme made after it has been approved under Parts I, II and IV of Schedule 9 to the Taxes Act will have effect until such change is approved by the Inland Revenue.

5    Conditions on exercise

     This paragraph 5 applies in addition to the Main Scheme.

     Any conditions must be set out in documentation which documentation is approved in advance by the Inland Revenue.

     No Options may be granted to or exercised by any person at any time when he has, or has within the preceding 12 months had, a material interest for the purposes of paragraph 8 of Schedule 9 to the Taxes Act 1988.

6    Revenue limit

     This paragraph 6 applies in addition to the Main Scheme.

6.1  Limit:

     The Directors may not grant an Option to an Eligible Employee which would cause the market value of the Shares subject to the Option to exceed the amount permitted under paragraph 28(1) of Schedule 9 to the Taxes Act (currently (pound)30,000). When considering whether this amount has been reached the Directors must take into account the market value of Shares subject to the Option which they intend to grant him, as well as the market value of shares which he may acquire on exercising his Options under the Scheme or his options under any other Inland Revenue approved scheme established by the Company or by any of its associated companies (as defined in Section 187 of the Taxes Act) but shall exclude options granted under a scheme approved under Part III of Schedule 9 to the Taxes Act.

6.2  Administrative errors:

     If the Directors try to grant an Option which is inconsistent with sub-paragraph 6.1, the Option will be limited and will take effect from the Date of Grant on a basis consistent with sub-paragraph 6.1.

7    Adjustment of Options

     This paragraph amends Rule 5 of the Main Scheme.

7.1  Adjustment:

     No adjustment of Options may be made under Rule 5 of the Main Scheme without the prior approval of the Inland Revenue.

7.2  Demergers:

     Rule 5.3 of the Main Scheme shall not apply to Options granted under this Schedule.

8    Amending the Scheme

     This paragraph amends Rule 10.2 of the Main Scheme.

8.1  Overseas Employees:

     Rule 10.2 of the Main Scheme shall not apply to this Schedule or to Options granted under this Schedule.